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                                                                  Exhibit 10.2.1

                                                           Bank of America, N.A.
                                                              Commercial Banking
                                                                   NC4-512-02-08
                                                            380 Knollwood Street
                                                         Winston-Salem, NC 27103

Mr. Leslie Flegel
President
The Source Information Management Company
11644 Lilburn Park Road
St. Louis, MO  62146

Dear Les:

     Reference is made to the Credit Agreement between The Source Information Management Company, a Missouri corporation ("Source"), and Bank of America, N.A., a national banking association (the "Bank"), dated as of December 22, 1999 (the "Credit Agreement"). All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Credit Agreement.

     As a condition to the Bank's entering into the Credit Agreement, Source and certain of its Subsidiaries entered into certain Negative Pledge Agreements with the Bank regarding real estate located in North Carolina, Illinois, Pennsylvania and Nevada, each of which was recorded in the real property records of the applicable jurisdiction (each a "Negative Pledge Agreement"). Source has requested that the Bank agree to terminate the Negative Pledge Agreement regarding certain real estate in Carson City, Nevada, owned by Source-Huck Store Fixture Company (the "Nevada Property") so that it may enter into a sale/leaseback transaction with respect to the Nevada Property. As consideration for the Bank's agreement to terminate the Negative Pledge Agreement regarding the Nevada Property, the Bank and Source hereby agree as follows:

          1. Subject to the terms and conditions of this letter, Source may enter into a sale/leaseback transaction with respect to the Nevada Property. Prior to or concurrently with the closing of the sale of such property, the Bank shall provide Source with an appropriate termination of the Negative Pledge Agreement regarding the Nevada Property for recordation in the real property records of the applicable jurisdiction.

          2. Effective as of the date of this letter, (a) Section 2.1 of the Credit Agreement is hereby amended to provide that the Revolving Line of Credit shall be in the aggregate principal amount of up to Forty-Six Million Dollars ($46,000,000) and that the maximum amount outstanding at any one time under the Revolving Line of Credit shall not exceed the lesser of (i) the Borrowing Base or (ii) $46,000,000, and (b) Section 2.6(b) of the Credit Agreement is hereby amended to replace the reference to $50,000,000 with a reference to $46,000,000. Any other provision of the Credit Agreement or any Credit Document that is inconsistent with the reduction of the maximum amount of the Revolving Line of Credit to $46,000,000 as provided herein is hereby deemed amended to conform herewith.

          3. Source hereby represents that, upon its execution hereof as provided below, this letter will have been duly authorized, executed and delivered by it and will constitute its legal, valid and binding obligation.

          4. By its execution below, Source restates, ratifies and reaffirms the terms and conditions of the Credit Agreement and the Credit Documents, effective as of the date hereof. To induce the Bank to enter into this letter and to provide the consent contained herein, Source hereby represents, acknowledges and agrees that, as of the date hereof, there exists no claim, counterclaim, defense, right of offset or objection in favor of Source as against Bank with respect to the Credit Agreement, any of the Obligations or any act or omission of the Bank with respect thereto.


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          5. Source acknowledges and agrees that it will pay all cost and expenses incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this letter and all related documentation and the completion of the transaction contemplated hereby, including the fees and expenses of counsel to the Bank in connection herewith.

          Except as expressly set forth herein, this letter does not constitute an amendment, waiver, release or modification of any term, condition or provision of the Credit Agreement or a waiver, release or modification of any rights or remedies that the Bank may have pursuant to or in respect of
     (a) the Credit Agreement or any of the Credit Documents, (b) any Event of Default that may now or hereafter exist under the Credit Agreement, including without limitation any Event of Default existing or arising as a result of violation of any of the financial covenants contained in the Credit Agreement, (c) any of the document, instruments or other agreements executed in connection with the Credit Agreement, or (d) any applicable laws.

          The terms and conditions of this letter shall be effective as of the date hereof upon the Bank's receipt of a counterpart of this letter that has been executed by Source in the space provided below. We reserve the right to withdraw this letter at any time prior to its acceptance.


                                        Very truly yours,

                                        BANK OF AMERICA, N.A.


                                        By:  /s/ J. Thomas Johnson, Jr.
                                             --------------------------

                                        Title: Senior Vice President

Agreed to and accepted:

THE SOURCE INFORMATION MANAGEMENT COMPANY

By:  /s/ S. Leslie Flegel
        S. Leslie Flegel
        Chairman and Chief Executive Officer